Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH “[***]”. AN UNREDACTED VERSION OF THE DOCUMENT HAS ALSO BEEN FURNISHED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION AS REQUIRED BY RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LIMITED LIABILITY COMPANY AGREEMENT

OF

HVAC VALUE FUND, LLC

A Delaware Limited Liability Company

Effective as of June 13, 2016

COMPANY INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF ANY SUCH COMPANY INTERESTS IS PERMITTED EXCEPT IN ACCORDANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND THE PROVISIONS OF THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE PAGE

1. THE COMPANY	2
1.1 Formation	2
1.2 Name; Initial Place of Business; Initial Registered Agent	3
1.3 Purpose	3
1.4 Dissolution	3
1.5 Books, Records and Tax and Accounting Matters	4
1.6 Amendment	4
2. MEMBERS	4
2.1 Rights and Obligations of Members	4
2.2 Capital	5
2.3 Loans	5
3. MANAGEMENT	6
3.1 The Manager	6
3.2 Indemnification of Members, Managers and Officers	7
4. ALLOCATIONS AND DISTRIBUTIONS	8
4.1 Allocations of Profit and Loss	8
4.2 Distributions	10
5. TRANSFERS AND REDEMPTION RIGHTS	10
5.1 Transfer of Interests	10
5.2 Withdrawal/Redemption Rights	10
6. CONFIDENTIALITY	11
6.1 Confidentiality	11
6.2 Severability	11
6.3 Injunctive Relief	11
7. DEFINITIONS AND MISCELLANEOUS	12
7.1 Definitions	12
7.2 Miscellaneous	16

EXHIBIT A Compensation For Services and Membership Interest Adjustments

EXHIBIT B Membership Interest Schedule

HVAC VALUE FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of HVAC Value Fund, LLC (the "Company"), as of the 13th day of June, 2016 (the "Effective Date"), is made and entered into by the Members of the Company.

BACKGROUND

Sitestar Corporation (“Sitestar”) and JNJ Investments, LLC (“JNJ”) have formed HVAC Value Fund, LLC as a limited liability company under the Delaware Limited Liability Company Act pursuant to a Certificate of Formation (“Certificate”) filed with the Delaware Secretary of State on June 13, 2016. The Members desire to enter into this Agreement to govern the operations of the Company.

Sitestar and JNJ desire to each be Managing Members and contribute services to or on behalf of the Company and make Capital Contributions (as defined herein) to the Company according to the terms of Appendices A and B. JNJ’s designated representative, Nathan Reid (“Reid”), shall be the primary officer and operational manager and will be overseen by a Board of Managers whose members will be appointed by Sitestar.

The Members intend that the Company be classified as a partnership for federal and state income tax purposes.

THE AGREEMENT

NOW, THEREFORE, the Members on behalf of themselves agree as follows:

1. THE COMPANY

1.1 Formation.

1.1.1 Formation; Statutory Compliance. The Company constitutes a limited liability company formed pursuant to, and governed by, the Delaware Act and other applicable laws of the State of Delaware. The Members shall, when required, file such amendments to or restatements of the Certificate, and such other documents and instruments, in such public offices in the State of Delaware or elsewhere as the Members deems advisable to give effect to the provisions of this Agreement and the Certificate, to respect the formation of and the conduct of business by, the Company, and to preserve the character of the Company as a limited liability company.

1.1.2 Investment Representations. Each Member represents and warrants as to the following:

(a) The Member acknowledges that the Company will not register the issuance of the Membership Interests under the federal Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member's representations, warranties, and agreements contained in this Agreement and any other documentation provided to the Company.

(b) The Member is acquiring its Membership Interest for its own purpose, with the intention of holding the Membership Interest for investment. Members are not permitted to make any sale or transfer of the Membership Interest without the written approval of both Members, except as provided in this Agreement.

(c) The Member is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment.

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(d) The investment that the Member is undertaking corresponds with the nature and size of present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Membership Interest for an indefinite period or to afford a complete loss of this investment.

1.2 Name; Initial Place of Business; Initial Registered Agent.

The business of the Company is conducted under the name of "HVAC Value Fund, LLC" or such other name as the Members shall hereafter designate by written notice. The initial principal office and place of business of the Company is 3337 N. Miller Road, Suite 107, Scottsdale, AZ 85251. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Members may designate from time to time in the manner provided by law.

1.3 Purpose.

The purpose of the Company is to:

(a) engage in any lawful activity;

(b) exercise all powers necessary to or reasonably connected with the Company's business which may be legally exercised by limited liability companies under the Delaware Act; and

(c) engage in all activities necessary, customary, convenient, or incident to such purpose.

1.4 Dissolution.

1.4.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up only upon the earlier of the following to occur:

(a) Written agreement by all Members;

(b) A decree of judicial dissolution; or

(c) When required by law.

1.4.2 Liquidation of Property and Application of Proceeds.

Upon the dissolution of the Company, the Members (or, if none, a liquidator appointed by the Personal Representatives of the deceased Members) will wind up the Company's affairs in accordance with the Delaware Act, and will be authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(a) prosecuting and defending suits, whether civil, criminal, or administrative;

(b) settling and closing the Company's business, causing the Accountants to prepare a final financial statement in accordance with Section 1.5.3, and making adjustments among Members with respect to distributions under Article 4 based upon such financial statement;

(c) liquidating and reducing to cash the Property as promptly as is consistent with obtaining its fair value;

(d) discharging or making reasonable provision for the Company's liabilities; and

(e) distributing the proceeds of liquidation and any undisposed Property to the Members in accordance with the terms set herein as applicable to a terminating transaction.

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1.5 Books, Records and Tax and Accounting Matters.

1.5.1 Availability. At all times during the existence of the Company, the Members must keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company's business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement, any amendments to it, and a record of ownership by the Members of Membership Interests, must at all times be maintained at the principal place of business of the Company. Any Member or such Member's duly authorized representative, subject to reasonable standards established by the Member governing what information and documents are to be furnished at what time and location and at whose expense, has the right at any time, for any purpose reasonably related to such Member's Membership Interest, to inspect and copy from such books and documents during normal business hours.

1.5.2 Tax and Accounting Decisions. All decisions as to tax and accounting matters, except as this Agreement specifically provides to the contrary, are made by the Members; provided, however, that at the request of any Member, the Company shall make an election under Section 754 of the Code. Each of the Members shall supply to the Company the information necessary to give effect properly to any tax election made by the Company under this Section 1.5.2.

1.5.3 Reports. Within fifteen (15) days after the end of each month, JNJ or his successor shall cause to be delivered to Sitestar or its successor a profit and loss statement for, and a balance sheet as of the end of, such period or other period and the related notes, if any, together with any report thereon prepared and delivered by the Accountants, and any other reports reasonably requested by the Board of Managers. A finalized annual financial report shall be due 45 days after the end of the fiscal year.

1.5.4 Tax Returns. The Board of Managers shall cause the Accountants to prepare all federal, state, municipal and other tax returns that the Company is required to file, and file with the appropriate taxing authorities all returns required to be filed by the Company in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

1.5.5 Taxable and Fiscal Year. The Company's taxable and fiscal years are the calendar year.

1.6 Amendment.

The Certificate and the Agreement may be amended only with the consent of the Board of Managers, subject to Section 3.1.5; provided, however, that no such amendment shall be effective that would (x) reduce the Membership Interest of any Member (other than as provided herein), (y) change the provisions of this Agreement to alter any such Member’s rights with respect to allocation of Net Income or (z) amend this Section, without the prior written consent of each Member adversely affected thereby.

2. MEMBERS

2.1 Rights and Obligations of Members.

2.1.1 Limitation on Members' Liabilities. Each Member's liability shall be limited as set forth in this Agreement and the Delaware Act and other applicable law. Notwithstanding the provisions of this Agreement, failure by the Members to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be a ground for imposing personal liability on a Member of the Company.

2.1.2 Share Classes. There shall be two classes of shares: Class A voting shares and Class B non-voting shares. Sitestar shall own 100% of the Class A voting shares. JNJ shall own 100% of the Class B non-voting shares. Shares are the same in all other respects and each Member shall maintain all rights pursuant to the Agreement irrespective of their share class.

2.1.3 Interests. Allocation of Net Income and Losses shall be made among, and distributions shall be made to, the Members in accordance with the terms of this Agreement and its Exhibits

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2.2 Capital.

2.2.1 Initial Capital Contribution. Each Member's initial Capital Contribution is set forth in Exhibit B.

2.2.2 Required Additional Capital Contribution. Sitestar shall contribute an additional $1,000,000 to the Company upon Sitestar receiving a 25% return on equity during any rolling one-year period ending between June 30, 2017 and June 30, 2018 as reasonably determined by the Board of Managers.

2.2.3 Contributions and Withdrawals. Contributions and withdrawals shall be governed by the terms set forth in Exhibit A.

2.2.4 Personal Liability. Members have no personal liability for the repayment of any Capital Contribution of any Member.

2.2.5 Negative Membership Interests. No Member is obligated to restore a negative balance in such Member's Membership Interest.

2.2.6 Membership Interests

(a) A Membership Interest Schedule shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). Membership Interests shall be (i) increased by (A) the amount of money contributed by that Member to the Company and (B) the profits interest of each Member as defined by Exhibit A, and (ii) decreased by (A) the amount of money distributed to that Member by the Company and (B) Net Loss and all other items of Company deduction and loss (computed in accordance with the principles set forth in the definition of Net Income) and allocated to such Member pursuant to Exhibit A. In determining the amount of any increase or decrease for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Membership Interests are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b) Membership Interests shall be adjusted, in a manner consistent with this Section 2.2.6, to reflect any adjustments in items of the Company’s income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

2.3 Loans.

2.3.1 Loans to the Company. Sitestar may lend money to the Company at Sitestar’s sole discretion. JNJ may lend money to the Company with written approval by Sitestar. If either Member lends money to the Company pursuant to this Section 2.3.1, the amount of any such loan is not an increase in any Member's Capital Contribution or Membership Interest, nor does it entitle such Member to any increase in the share of distributions of the Company, nor subject the Member to any greater proportion of the Losses that the Company may sustain. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined by the terms of the agreement.

2.3.2 Loans to Fund Acquisitions. If JNJ determines that additional funds are reasonably necessary to complete an acquisition by the Company, JNJ is authorized (but not obligated) to borrow the needed funds on the Company's behalf on commercially reasonable terms existing at the time of the borrowing for up to 50% of the value of the acquisition at the time of the acquisition without written approval from Sitestar. Any borrowings greater than 50% of the value of the acquisition at the time of the acquisition shall require written approval by the Board of Managers.

2.3.3 Other Loans. If JNJ determines that additional funds are reasonably necessary for general Company expenses or to fund internal growth initiatives, JNJ is authorized (but not obligated) to borrow the needed funds on the Company's behalf on commercially reasonable terms existing at the time of the borrowing for up to two (2) times trailing EBITDA of the Company. Any borrowings greater than two (2) times trailing EBITDA of the Company shall require written approval by Sitestar.

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3. MANAGEMENT

3.1 The Managers.

3.1.1 Management and Authority. The business and affairs of the Company shall be managed exclusively by its Board of Managers and by such officers of the Company, if any, as may be appointed from time to time by the Board of Managers. The Board of Managers shall be comprised of individuals chosen by Sitestar in its sole discretion. Both JNJ and Sitestar are designated as Managers and Members. Other members of the Board of Managers need not be Members.

The signature of any one or more officers of Sitestar or the Company on any document or instrument purporting to bind the Company shall constitute conclusive evidence as to third parties of the authority of such person to execute such document or instrument on behalf of the Company and thereby so bind the Company.

3.1.2 Tenure and Qualifications. Reid holds office as the president of the Company until he resigns, dies, becomes permanently disabled, or his position with the Company is terminated. Reid serves at the pleasure of the Board of Managers. Each member of the Board of Managers serves at the pleasure of Sitestar and may be removed at any time and with no notice. The number of members of the Board of Managers shall be set by Sitestar in its sole discretion.

3.1.3 Powers and Authorities of the Board of Managers. Management of the Company shall be vested in the Board of Managers. The Board of Managers shall appoint officers of the Company to carry out the day-to-day activities of the Company. Unless otherwise required by the Delaware Act, no action by the Company of the Board of Managers shall require the consent of the Members.

3.1.4 Duties and Obligations of Managers and Tax Matters Person.

(a) The Members must take all actions necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes.

(b) The Members must devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the Members are not required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Members. The Members will not incur any liability to the Company or to any Member as a result of engaging in any other business or venture.

(c) The Tax Matters Person may enter into and execute on behalf of all Members an agreement with the Internal Revenue Service extending the statute of limitations for making an assessment of federal income taxes or the time periods relating to submitting administrative adjustment requests for the Company. The Tax Matters Person may not enter into any agreement with the Internal Revenue Service which affects the amount, deductibility or credit of any Company item without the prior written consent of Sitestar. In the event of an audit of the Company's federal income tax return, the Tax Matters Person will provide all Members with the information required by law relating to the administrative or judicial proceedings for the adjustment of Company items. The Tax Matters Person is entitled to reimbursement by the Company for all expenses reasonably incurred by him in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items.

3.1.5 Restrictions on Authority. Without the consent of Sitestar, the Members have no authority to:

(a) do any act in contravention of this Agreement;

(b) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(c) possess Property, or assign rights in specific Property, for other than a Company purpose;

(d) knowingly perform any act that would subject any Member to liability for the obligations of the Company in any jurisdiction;

(e) amend this Agreement or the Certificate;

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(f) dissolve the Company;

(g) file a voluntary petition or otherwise initiate proceedings (x) to have the Company adjudicated insolvent or, (y) seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company's debt or take any action in furtherance of any proscribed action;

(h) require additional Capital Contributions;

(i) admit new Members or cause the withdrawal of a Member;

(j) remove or replace a Manager or Tax Matters Person;

(k) consent to Transfers of Membership Interests;

(l) transfer all or substantially all of the Property;

(m) merge or convert the Company pursuant to the Delaware Act;

(n) issue additional Interests or other securities of the Company or any obligation convertible into additional Interests or other securities of the Company or the grant of any option or right to acquire any of the foregoing; or

(o) do any other matters expressly set forth in this Agreement as requiring Sitestar’s approval.

3.1.6 Liability of Members and Managers. A Member or Manager of the Company is not liable to the Company or to any Member or Manager for any action taken, or any failure to take any action, as a Member or Manager, except for liability with respect to (a) intentional misconduct or a knowing violation of law, or (b) any transaction for which such Member or Manager received a personal benefit in violation or breach of any provision of this Agreement. The provisions of this Section 3.1.6 constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

3.2 Indemnification of Members, Managers and Officers.

3.2.1 Obligation to Indemnify; Limits. No Member, Manager or officer of the Company shall be liable to the Company or to any Member for any action (or omission to act) taken with respect to the Company so long as such Member, Manager or officer (a) acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, (b) was neither grossly negligent nor engaged in willful malfeasance, (c) did not breach this Agreement in any material respect and (d) did not violate and material law. A Member, Manager or officer shall be fully protected and justified with respect to any action or omission taken or suffered by him in good faith if such action or omission was taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law, of legal counsel or, as to matters of accounting, of accountants selected with reasonable care.

3.2.2 Indemnification, Recourse, and Restriction.

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(a) Indemnification. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, Manager, officer, member of the Board of Managers, agent of employee of the Company, or was serving at the request of the Company as a member of the Board of Managers, officer, employee, or agent (each, an “Indemnitee”), against any loss, damage, liability or expense (including attorney’s fees, costs of investigation and amount paid in settlement) incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding, unless it shall have been finally adjudicated that the Indemnitee (i) did not act in good faith and in a manner that such Indemnitee reasonably believed to be in the best interest of the Company, (ii) was either grossly negligent or engaged in willful malfeasance, (iii) breached this Agreement in any material respect or (iv) violated any material law. Notwithstanding the foregoing, no indemnification shall be payable hereunder to any Indemnitee in respect of any action in which such Indemnitee is a plaintiff, other than an action for indemnification under this Section.

The Company shall pay the expenses incurred by an Indemnitee in defending any action, suit or proceeding, or in opposing any claims arising in connection with any potential or threatened action, suit or proceeding, in each case for which indemnification may be sought pursuant to the Section, in advance of the final disposition thereof, upon receipt of a written undertaking by such Indemnitee to repay such payment if it shall be determined therefor as provided herein.

(b) Recourse. Recourse by an Indemnitee for indemnity under this Section shall be only against the Company as an entity and no Member shall by reason of being a Member be liable for the Company’s obligations under this Section.

(c) Restriction. Rights and benefits conferred on an Indemnitee under this Section shall be considered a contract right and shall not be retroactively abrogated or restricted without the written consent of the Indemnitee affected by the proposed abrogation or restriction.

4. ALLOCATIONS AND DISTRIBUTIONS

4.1 Compensation and Losses.

4.1.1 Compensation. All compensation shall be made pursuant to the terms in Exhibit A.

4.1.2 Losses. All Losses borne by the Company shall be allocated to Members in accordance with their profits interest for any Allocation Year as allocated pursuant to the terms in Exhibit A.

4.1.3 Regulatory Allocations.

(a) Nonrecourse Deductions and Member Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated pursuant to the Membership Interests as designated in Exhibit B as may be amended.

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(b) Section 754 Adjustments. To the extent that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) requires that an adjustment to the tax basis of any asset of the Company under Section 734(b) of the Code or Section 743(b) of the Code be taken into account in determining the Membership Interest of any Member, such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset). Such gain or loss will be specially allocated to the Members in proportion to their interests in the Company, as reasonably determined by the Members (if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies), or as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) (if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies).

(c) Regulatory Allocations. The allocations set forth in Sections 4.1.3(a) and 4.1.3(b) and Section 4.1.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article 4 other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating gains, losses, and deductions to the Members so that, to the extent possible, the net amount of such allocations of gains, losses, and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.1.4 Other Allocation Rules.

(a) Allocations of Individual Items. Except as otherwise provided in this Agreement, all items of gains, losses, and deductions for federal and state income tax purposes, and any other allocations not otherwise provided for, shall be divided among the Members as designated in Exhibit A, as the case may be, for the Allocation Year.

(b) Allocation Within Period. For purposes of determining the gains, losses, or any other items allocable to any period, gains, losses, and any such other items shall be determined on a monthly, or other basis, as reasonably determined by the Members using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(c) Allocable Cash Basis Item. Any “allocable cash basis item” of the Company (as defined in Section 706(d) of the Code) for any Allocation Year that is required to be allocated to the Members in the manner provided in Section 706(d) of the Code must be allocated to the Members in the manner so required.

(d) Transfer of Membership Interests. If all or any portion of a Membership Interest is Transferred during any Allocation Year of the Company, the Company gain or loss attributable to such Transferred interest for such Allocation Year shall be allocated between the transferor and the transferee in any manner permitted by law as they shall agree; provided, however, that if the Company does not receive, within 120 days of the Transfer, written notice stating the manner in which such parties have agreed to allocate such Company income or loss, then the Company may allocate income or loss between the parties based on the percentage of the Allocation Year each party was, according to the books and records of the Company, the owner of record of the interests Transferred.

4.1.5 Loss Limitation. Losses allocated pursuant to Section 4.1.2 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an adjusted Membership Interest deficit at the end of any Allocation Year. In the event some but not all of the Members would have adjusted Membership Interest deficits as a consequence of an allocation of Losses pursuant to Section 4.1.2 hereof, the limitation set forth in this Section 4.1.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Membership Interests so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

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4.1.6 Power of Members to Vary Allocations of Profits and Losses. It is the intent of the Members that each Member's allocable share of Profits and Losses shall be determined and allocated in accordance with the provisions of this Section 4.1 to the fullest extent permitted by Section 704(b) of the Code, or its statutory successor. However, if the Company is advised that the allocations provided in this Section 4.1 will not be respected for Federal income tax purposes, the allocation provisions of this Agreement shall be amended, on advice of accountants or legal counsel, in the manner and to the extent in the best interest and consistent with the economic sharing of the Members, but in no event shall such reallocation be greater than the minimum reallocation necessary so that the allocation in this Section 4.1 will be respected for federal income tax purposes.

4.1.7 Tax Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder and with Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i), gains, losses and deductions with respect to any property contributed to the capital of the Company or property revalued on the Company's books and in the Membership Interests shall, solely for tax purposes, be allocated among the Members so as to take account, under the traditional method as defined by Treasury Regulations Section 1.704-3, of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value.

4.2 Distributions.

4.2.1 Distributions. All distributions shall be made pursuant to the terms in Exhibit A.

4.2.2 Limitation Upon Distributions. No distribution shall be made to Members if prohibited by the Delaware Act.

4.2.3 Minimum Tax Distribution. Members have the express option to demand distributions quarterly (within 30 days of the end of the quarter), or at such other times as determined by the Board of Managers, in such amounts as are reasonably estimated by the Board of Managers to be at least sufficient to enable each Member to make timely payments of federal, state and local income taxes, including estimated taxes, attributable to such Member's Membership Interest.

5. TRANSFERS AND REDEMPTION RIGHTS

5.1 Transfer of Interests.

Restriction on Transfers. No Member may Transfer all or any portion of such Member's Membership Interest without Sitestar’s express written approval.

5.2 Withdrawal, Sale, and Purchase Rights.

5.2.1 Withdrawal. Except as otherwise provided in this Agreement, a Member may not withdraw from the Company. Any voluntary withdrawal constitutes a breach of this Agreement for which the Company and other Members have the remedies provided under applicable law (including damages for breach of this Agreement and forfeiture of the withdrawing Member's interest in the Company's goodwill), but will nonetheless be effective after three months' written notice delivered to the other Members. In the event a Member withdraws, the withdrawing Member relinquishes his Membership Interest, if any.

5.2.2 Sale of Company. No sale of the Company may occur without the express written approval by Sitestar.

5.2.3 Mandatory Purchase of Membership Interest. In the event that Reid dies, becomes permanently disabled, or, for any reason is relieved or resigns from his position of President of HVAC Value Fund, LLC, then JNJ’s Membership Interest, as updated at the time of the event described in this Section, shall be purchased by Sitestar for its Fair Market Value.

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5.2.4 Distribution of Proceeds from a Terminating Transaction. In the event of a sale, liquidation, or other terminating transaction, Membership Interests shall update pursuant to the terms of Exhibit A. Proceeds will be applied (first) to the satisfaction of outstanding debts of the Company (second) to the repayment of loans by Members in proportion to their outstanding principal and interest balance and (third) to Members in proportion to their Membership Interests pursuant to Exhibit B, as amended from time-to-time.

6. CONFIDENTIALITY

6.1 Confidentiality.

All Confidential Information of the Company (other than information which is publicly available not pursuant to a breach of this Section 6.1) and, unless otherwise consented by the Manager in writing in advance, shall not be used by the recipient thereof for any purpose other than to monitor and manage their Membership Interests in the Company, and shall not be disclosed to any third party other than (i) employees, accountants, financial advisors and attorneys of such recipient to the extent that they are bound by similarly restrictive confidentiality obligations with respect to such information, or (ii) as otherwise permitted pursuant to any other written agreement by and between the Company and the recipient of such confidential information. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided that: (a) prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed; and (b) such party shall, if requested by the Company, provide reasonable cooperation with the Company to protect the continued confidentiality thereof. The provisions of this Section 6.1 shall survive: (i) a Member’s ceasing to be a member of the Company for any reason, and (ii) the dissolution and/or termination of the Company.

6.2 Severability.

Although the restrictions contained in this Article 6 are considered by the parties hereto to be fair and reasonable, it is recognized that restrictions of the nature contained in this Article 6 may fail for technical reasons and accordingly it is hereby agreed that if any of such restrictions are adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in this Article 6 shall apply, at the election of the Company, with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

6.3 Injunctive Relief.

If a violation of any covenant contained in this Article 6 occurs or is threatened, each Member agrees and acknowledges that such violation or threatened violation will cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation will be inadequate and that the Company is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

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7. DEFINITIONS AND MISCELLANEOUS

7.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

"Accountants" means any firm of independent certified public accountants engaged for the Company.

"Agreement" means this Limited Liability Company Agreement, as it may be amended.

"Allocation Year" means any each fiscal year or other period where the Company has Profits or Losses.

"Appraised Value" means the value determined by a third party valuation firm chosen by the Members.

"Capital Contributions" means with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Member.

"Certificate" means the Certificate of Formation of the Company, duly filed with the Secretary of State of the State of Delaware, as amended.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company" means HVAC Value Fund, LLC, a limited liability company organized under the laws of the State of Delaware.

"Confidential Information" means, in addition to information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, any and all information regarding the Company, its activities, its business or its clients that is not generally known to persons not employed by the Company and that is not generally disclosed by the Company to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, sales and marketing techniques and plans, distribution techniques, purchase and supply information, prices paid by customers, customer billing information, financial plans and data concerning the Company, and management planning information. "Confidential Information" shall not include information that (i) is or has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company, (ii) information obtained from a source other than the Company that, to such recipient knowledge, was not bound by a duty of confidentiality to the Company with respect to such information, (iii) information that was independently developed by a recipient of Company information without use of or reliance on the Confidential Information disclosed by the Company, or (iv) information that is required to be disclosed pursuant to applicable law.

"Delaware Act" or "Act" means the Delaware Limited Liability Company Act, as amended.

"Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

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“EBITDA" means earnings before interest, taxes, depreciation and amortization.

"Effective Date" has the meaning set forth in the Preamble.

"Fair Market Value" means the value of the Company determined by the Members. If the Member or Person whose Membership Interest is being redeemed objects to the Fair Market Value, then Fair Market Value shall be the Appraised Value. Fair Market Value shall be determined without taking into account the value of any insurance proceeds received or to be received with respect to a Member’s death or Permanent Disability.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the contributing Member and the Company;

(b) The Gross Asset Values of each item of Property shall be adjusted to equal its gross fair market value, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member either in exchange for more than a de minimis Capital Contribution; (ii) the acquisition of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member or by any new Member in anticipation of being a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Property; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that if Gross Asset Values are adjusted as provided herein the Member's Membership Interests shall be restated in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and that adjustments pursuant to clauses (i) - (iii) above shall be made only if the Manager reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Property distributed to any Member shall be its fair market value as determined by the Member and the Company on the date of distribution; and

(d) The Gross Asset Values of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Membership Interests pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) of this definition to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d) of this definition.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Losses" has the meaning set forth herein under "Profits" and "Losses."

"Loss Carryforward" means the sum of all prior year Net Losses allocated to such profits interest not offset by Net Income; provided, however, that the loss carryforward amount shall be reduced proportionally to reflect any withdrawals.

"Manager" means the Persons described in Section 3.1.1 of this Agreement.

"Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

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"Members" means collectively, each of the parties who signs a counterpart of this Agreement as a Member, and each of the parties who may hereafter become Members. "Member" means any of the Members. A Manager may also be a Member of the Company.

"Membership Interest" means with respect to any Member, the Membership Interest maintained for such Member in accordance with the following provisions:

(a) To each Member's Membership Interest there shall be credited such Member's Capital Contributions, such Members' accumulated profits interest and any items in the nature of income or gain which are specially allocated pursuant to Section 4.1 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member;

(b) To each Member's Membership Interest there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.1 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c) Subject to the provisions of this Agreement, in the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Membership Interest of the transferor to the extent it relates to the transferred interest; and

(d) In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Membership Interests are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. Members may modify the manner in which Membership Interests are computed to the extent the Members reasonably determine that such modification is necessary in order to comply with such Regulations, provided that such modification is not likely to have a material effect on the amounts distributable to a Member hereunder upon the dissolution of the Company in accordance with Article 1.4.

(f) Each Member’s initial Membership Interest in the Company is expressed on Exhibit A to this Agreement as a percentage of the aggregate of 100% of Membership Interests. To the extent the Members’ Membership Interests change and Members are added or withdraw, such changes will be reflected in the Company’s books and records without the requirement of amending this Agreement. The Board of Managers will update Exhibit B to reflect subsequent changes in Membership Interests and distribute such updated Exhibit B to the Members.

"Net Income" means the excess of revenues over expenses as defined by GAAP rules in the year applied.

"Nonrecourse Debt" means a nonrecourse liability as set forth in Regulations Section 1.704-2(b)(3).

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“Nonrecourse Deduction” has the meaning provided in Regulations Sections 1.704 2(b)(1) and 1.704 2(c).

"Officer" means a duly appointed officer of the Company.

"Permanent Disability" means a mental, physical or other disability that causes a Member to be unable to perform his usual and customary duties for the Company in a reasonably satisfactory manner, as determined by the Board of Managers.

"Person" means any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

"Personal Representative" means the Person acting in a representative capacity as the executor or administrator of a Member's estate or the duly appointed guardian of the property of a Member.

"Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the adjustments listed immediately below. The Profits and Losses definition does not apply to profits interests, Net Income, or other items associated with the calculation of Membership Interests.

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of that definition, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e) In lieu of the Depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Membership Interests as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

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"Property" means all assets owned by the Company and forming a part of or in any way related to or used in connection with the ownership, operation and management of the business of the Company, including, without limitation, all real and personal property.

"Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended (including corresponding provisions of succeeding regulations).

"Tax Matters Person" means Nathan Reid, who is the designee by the Members authorized to act on behalf of the Company as the "tax matters partner" within the meaning of that term in Code Section 6231(a)(7) in administrative and judicial proceedings relating to the determination of Company items of income, deduction, and credit for federal income tax purposes.

"Trade Secrets" means, in addition to any information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information also shall include, but not be limited to, technical information regarding Company products and product development, product formulas, current and future development and expansion or contraction plans of the Company, information concerning the legal affairs of the Company and certain information concerning the financial affairs of the Company. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

"Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of, whether for consideration or gratuitously.

7.2 Miscellaneous.

7.2.1 Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the party giving the same and are deemed given or made (a) two (2) days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via facsimile, graphic scanning or other telegraphic communication, (c) when received if hand delivered, or (d) one business day (1) day after being sent by overnight delivery service, in each case to the intended recipient to this Agreement or to any other address of which prior written notice has been given.

7.2.2 Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

7.2.3 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

7.2.4 Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

7.2.5 Benefits and Burdens. The restrictions on assignment contained in Section 3.1 and the terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of Members.

7.2.6 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

7.2.7 Entire Agreement. This Agreement, together with its Exhibit, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

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7.2.8 Agreement in Counterparts. This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

7.2.9 Dispute Resolution. Any dispute, claim or controversy arising out of or relating to the rights or obligations of the parties under this Agreement, or the interpretation or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the Center for Public Resources. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy. The arbitration panel shall consist of three (3) arbitrators designated by the Center for Public Resources under its rules. The arbitrators will be bound by the substantive law of the State of Delaware, but will not be bound by the laws of evidence and procedure customary in courts of law. The arbitrators shall be required to submit a written statement of their findings and conclusions within thirty (30) days after the presentation of all evidence to them by the parties to the arbitration proceeding. The award of the arbitrators shall be final, binding and conclusive on the parties; provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions. Judgment upon the award may be entered in any United States court having jurisdiction thereof. The arbitration proceedings shall be conducted in the State of Arizona. Unless otherwise determined by the arbitrators (which determination shall be final and binding on the parties), each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared equally by parties involved in such arbitration.

7.2.10 Further Assurances. Each Member agrees to execute and deliver all such further instruments and do all such further acts as the Members deem advisable to effectuate this Agreement.

7.2.11 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date set forth below.

MEMBERS:

JNJ Investments, LLC, an Arizona Limited Liability Company

/s/ Nathan Reid

By: ___________________________

Nathan Reid, its Managing Member

6/9/16

Date:___________________________

Sitestar Corporation, a Nevada Corporation

/s/ Steven L. Kiel

By: ___________________________

Steven L. Kiel, its President and CEO

6/8/16

Date:___________________________

EXHIBIT A

HVAC VALUE FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

COMPENSATION FOR SERVICES

AND MEMBERSHIP INTEREST ADJUSTMENTS

In consideration for the services and obligations set forth herein, HVAC Value Fund, LLC shall provide compensation to JNJ per the following: [***]

Company profits shall be calculated by fiscal year and shall be allocated in the following manner: [***]

Company profit allocations shall be considered profits interests by the Members. Each Member, at their election, may accumulate all or a portion of their profits interest.

Membership Interests (as provided in Exhibit B) shall abide by the following terms: [***]

EXHIBIT B

HVAC VALUE FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

MEMBERSHIP INTEREST SCHEDULE

Class A Shares:

Member	Initial Capital Contribution	Total Additional Contribution	Total Profits Interest Accumulated	Total Withdrawals	Membership Interest
Sitestar Corporation	$1,000,000	$0	$0	$0	100.00%

Class B Shares:

Member	Initial Capital Contribution	Total Additional Contribution	Total Profits Interest Accumulated	Total Withdrawals	Membership Interest
JNJ Investments, LLC	$0	$0	$0	$0	0.00%